Exhibit 99.1

ESSEX CRANE RENTAL CORP./HYDE PARK ACQUISITION CORP.

Moderators: Laurence Levy, Ron Schad, Marty Kroll
August 7, 2008
9:00 a.m. ET

Operator:
Good day everyone and welcome to the Hyde Park and Essex Crane Second Quarter 2008 Financial Results Conference Call. At this time, I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode. I will now turn the conference over to Ms. Melissa Dixon at the Equity Group, who will read the Safe Harbor statement. Please go ahead, ma’am.

Melissa Dixon:
Good morning everyone. Thank you for joining us today. Our speakers today will be Laurence Levy, Chairman and CEO of Hyde Park Acquisition Corp; Ron Schad, CEO of Essex Crane Rental Corp; and Marty Kroll, CFO of Essex Crane Rental Corp.

Before we get started, I would like to remind everyone that statements made during today’s call might contain forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, in Section 21-E at the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief of current expectations of Hyde Park and Essex and their respective management teams. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements.

Important factors that could cause actual results to differ materially from Hyde Park and Essex’s expectation include, without limitation, the failure of Hyde Park stockholders to approve the transaction of Essex, the number and percentage of Hyde Park stockholders voting against the transaction with Essex and electing to exercise the redemption rights, changing interpretations of generally accepted accounting principles, costs associated with continued compliance of government regulations, legislation and the regulatory environment, the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides, general economic conditions, geopolitical events and regulatory changes as well as other relevant risks detailed in Hyde Park’s filings with the Securities and Exchange Commission.

Hyde Park and Essex undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Hyde Park, Essex, and their respective directors and officers may be deemed participants in the solicitation of proxies from Hyde Park stockholders. A list of the names of those directors and officers and descriptions of their interest in Hyde Park is contained in Hyde Park’s preliminary proxy statement, which was filed with the SEC as of July 2, 2008 and will also be contained in Hyde Park’s definitive proxy statement when it becomes available. Hyde Park stockholders may obtain additional information about the interest of its and Essex’s directors and officers, and a proposed acquisition by reading Hyde Park’s definitive proxy statement when it becomes available.

Stockholders are advised to read Hyde Park’s preliminary proxy statement and, when available definitive proxy statement in connection with the solicitation of proxyies for the special meeting because these statements contain, or will contain once available, important information. The definitive proxy statement will be mailed to stockholders as of the record date to be established for voting on the proposed acquisition of Essex. Stockholders will be also be able to obtain a copy of the proxy statement without charge by directing a request to Hyde Park Acquisition Corp, 461 Fifth Avenue 25th Floor, New York, New York, 10017. The preliminary proxy statement and definitive proxy statement once available can also be obtained without charge at the Securities and Exchange Commission Internet site www.sec.gov.

I’d now like to turn the call over to Laurence Levy, Chairman and Chief Executive Officer of Hyde Park Acquisition Corp. Please go ahead, Laurence.

Laurence Levy:
Thank you, Melissa, and good morning, everyone. Thank you for joining us on today’s call. After my opening remarks, Ron Schad, CEO of Essex Crane will discuss Essex’s operating results and Marty Kroll, CFO of Essex will review the financial results. I will summarize the prospects for the remainder of Essex’s year and then we’ll open the call up for questions.

First, I would like to start off by telling you how pleased we are with Essex’s second quarter and first half 2008 financial results. The company’s strong performance has resulted in it having sufficient bookings in hand as of June 30, 2008 to support it’s full year 2008 rental revenue projections. Based on year-to-date results and the current backlog, Essex’s management team believes that Rental EBITDA will be as much as 8% higher than the $36.5 million previously presented in our marketing material.

Essex’s operating results and business attributes validate our believe that we are acquiring assets at an attractive valuation. As previously announced, Hyde Park will acquire Essex from private equity firm Kirkland Capital Partners for total consideration of $210 million plus transaction expenses and an adjustment for crane purchases and sales prior to closing. This total consideration is equal to about 84 % of Essex’s orderly liquidation value and is less than half of the estimated cost to replicate the fleet with new equipment.

Given the increase in earnings guidance, our purchase price of $210 million now equals less than 5.0X 2008 projected Total EBITDA and we now forecast that 2008 free cash flow per share after interest, taxes, and both maintenance and discretionary capital expenditures will equal approximately $1.08 to $1.10 per share.

Additionally, Essex has a tax loss carry forward which originates out of accelerated tax depreciation on equipment and which will save future cash tax payments with the present value of at least $10 million.

Founded nearly 50 years ago, Essex is the number one North American bare crawler crane rental company owning, one of the largest fleets of lattice bloom crawler cranes and attachments. The company’s results for the second quarter and first half of 2008 exhibit its attractive growth model including:

1.) Infrastructure end markets with robust demand, Essex’s approximately 350 cranes and attachments are used primarily in bridge and road construction, power, water treatment, refineries, alternative energy and other infrastructure related projects. These end markets generate more than 90% of the Company’s revenues and have strong long-term secular growth trends that are feeding the demand for heavy lift crawler cranes. According to some estimates heavy lift crawler crane demand will exceed supply for, at least, the next 3-5 years.

2.) A leverageable business model, as evidenced by the 40.2 % increase in Rental EBITDA in the first half of 2008 versus the same period in 2007 as compared to a 32.1 percent rise in rental revenue for the first half of 2008 versus the same period in 2007.

3.) The payback, both immediate, and we believe, longer term, from the investment of $32.5 million since January 2007 in new, heavy-lift rental equipment, which will continue to drive positive earnings momentum.

4.) A useful economic life of its cranes of 50 years, when properly maintained; with limited technological obsolescence and maintenance capital expenditure requirements of only $2.6 to $3 million per year.

5.) A predictable earnings stream with strong free cash flow. While sometimes shorter, the typical payback period for a new crane is expected to be less than five years. Given the long useful life of Essex’s assets, the relatively short payback period relative to the useful life and the limited maintenance Cap-ex requirements, we believe that the free cash flow generated by the business is a Return on Capital. This distinguishes Essex from many other rental companies which, we believe, operate under a Return of Capital model.

6.) Lastly, a very strong and focused management team which, as part of this transaction, is rolling over a significant portion of their net worth into our common stock.

In a time of uncertainty in the residential real estate market, I want to reiterate that Essex’s exposure to the residential and light construction markets is minimal. As Ron will discuss, the Company’s backlog and order inquiry remains strong. Essex has both low customer and industry concentration and has a highly predictable business with contracts generally between 6 and 18 months long with an expected duration of nine months.

I will now turn the call over to Ron Schad, CEO of Essex Crane Rental Corp to discuss second quarter operating highlights.

Ron Schad:
Thanks, Laurence and good morning everyone. We are pleased with the company’s overall performance in the second quarter of 2008. We continue to see improvement in profitability, rental revenue backlog, and customer order inquiry year-over-year and quarter-over-quarter.

We are experiencing strong demand across all of our end markets and in all of our geographic locations, specifically, wind farms, the oil service sector, large industrial and petrochemical plants, offshore drilling related activities, bridge and airport projects and levy construction work associated with post Katrina re-building all continue to be very strong markets for us based on the quoting activity and project booking. Each of these markets requires a wide array of equipment and attachment utilization. I’d like to also point out that in times of weak economic conditions, traditionally, the federal government undertakes fiscal stimulus to resuscitate the economy. Typically, fiscal stimulus results in the additional infrastructure investments.

In his comments earlier, Laurence cited our “leverageable business model.” We are experiencing margin expansion not only because we continue to focus on cost management but also because of our strategy to rebalance our fleet mix and resposition it towards higher lifting capacity cranes. These cranes generate higher monthly average rental rates, and higher utilization rates than the older lighter lifting capacity cranes.

The success of our business plan to shift towards the higher lifting capacity cranes is, in part, evidenced by the fact that our Rental EBITDA margins as a percentage of total revenue (excluding used equipment sales) for the first six months of 2008 are 54.1% versus 47.3% for the same period a year ago. I am pleased to report that our asset redeployment strategy resulted in rental EBITDA margins being at the highest level in the time that I have been CEO of Essex Crane Rental.

During the six months ended June 30, 2008, we continued to reposition the fleet mix through this strategy. For the six months ended June 30, 2008, we sold 15 cranes, all of which were manufactured between 1966 and 1975. The net cash proceeds from crane sales totaled $4.5 million. The average lifting capacity of the cranes we sold was 137 tons. During 2007, the average rental rate and utilizations of the cranes that we sold equaled approximately $9,781 and 58% utilization. The relationship between the sales price of the equipment and the ordinary liquidation value has exceeded the company’s historic experience. Of the 15 cranes we sold, seven were sold domestically, of which five were sold back to the manufacturer.

During the first half of 2008, we invested $15.9 million in new cranes which represent over 80% of the projected new equipment purchases in 2008. The total spent on new cranes since January 2007 is $32.5 million. The average lifting capacity of the new cranes purchased during the first half of this year is 300 tons. The average monthly rental rate for the new cranes purchased in the first half of 2008 is $49,445. We estimate that average pay back on these cranes purchased - on new cranes purchased will equal less than four-and-a-half years and the economic life of this new equipment is 50 years when properly maintained. As a result of these sales and purchases, the average age of the fleet will continue to decline.

Management believes that the company still has between $25 million and $35 million of older, lighter lifting capacity underutilized used rental equipment to sell which equals between 10% and 13% of the total ordinary liquidation value of our fleet. We plan to continue redeploying the proceeds from these asset sales into heavier lifting capacity cranes, which we believe will continue to drive our earnings growth.

I will now turn the call over to Marty Kroll, CFO of Essex Crane Rental Corporation to discuss second quarter financial highlights.

Marty Kroll:
Thanks, Ron, and good morning everyone. Essex total revenue, which included revenue from equipment rentals, equipment repair, and maintenance and equipment transportation services but excluded used rental equipment sales rose 28.7% to $20.2 million in the quarter ended June 30, 2007 from 15.7 million in the second quarter 2007. The increase was due primarily to a 35.7 percent increase in the average monthly crane rental rates to $21,303 for the quarter ended June 30, 2008 versus $15,694 for the same quarter in 2007 as well as a higher utilization rate for Essex’s fleet.

A portion of the increase in rental utilization rates is attributable to Essex’s $32.5 million investment since January 2007 in newer, heavier lift cranes to replace older crane with lighter lift capacity. Essex new heavier lift cranes generate higher utilization and rental rates than their older, lighter lift predecessors. The total number of actual crane rental days was 72.4% for the quarter ended June 30, 2008 up from 71.2% for the same period last year.

On a “hits” methods, which is consistent with our marketing material, our utilization rate equaled 77.9% for the quarter ended June 30, 2008 versus 75.9% for a comparable period last year. The description of the two rental utilization ratio methods is more fully described on page 86 and 87 of the preliminary proxy filed with the SEC.

Excluding a one time charge of $650,000 primarily related to consulting fees associated with the sale of the business to Hyde Park, SG&A expenses were 2.8 million or 14.1% of total revenues (excluding used rental equipment sales) for the quarter ended June 30, 2008, compared to 2.3 million for 14.5% for the same quarter last year.

Equipment rental revenue backlog increased by 34.4% to $43.4 million at June 30, 2008 from $32.3 million in June 30, 2007. The increase is a reflection of the continued strength in our infrastructure related end markets.

Rental EBITDA, excluding the $650,000 one-time charge primarily related to consulting fees associated with sale of the business to Hyde Park, for the quarter ended June 30, 2008 increased by 40.2% to $11 million from $7.8 million for the second quarter of 2007.

For the first half of 2008, Essex’s total revenues increased 23.8% to $37.4 million from $30.2 million. The increase was primarily driven by 32.1% increase in rental revenue to $29.7 million from $22.5 million for the comparable period in 2007. For the six months ended 2008, the total number of actual crane rental days was 72.1% up from 69.7% for the same period last year. On a “hits” method basis, which is consistent with our marketing material, our utilization rate equaled 77.3% for the six months ended June 30, 2008 versus 74.3% for the comparable period of last year. The description of the two rental utilization methods is more fully described on page 86 and 87 of the preliminary proxy filed with the SEC.

For the six months ended June 30, 2008, the average monthly crane rental revenue increased by 31.5% to $20,233 from $15,381, for the same period in 2007. I would also add that the average - that our actual average monthly rental revenue rate for the six months ended June 30, 2008 of $20,233 exceeded by approximately 8.8% our full year 2008 projected average monthly rental rate of 18,600 as disclosed in our marketing material.

Rental EBITDA excluding the one time $650,000 charge discussed above increased by 41.6% to 20.2 million for the six months ended June 30, 2008 from $14.3 million for the same period ended June 30, 2007. On a trailing 12-month basis, our actual Rental EBITDA increased to $38 million. In 2007, the first six months Rental EBITDA represented approximately 44% of the full year 2007 actual Rental EBITDA. This compares with the first six months of 2008 where actual Rental EBITDA excluding the one-time $650,000 charge discussed exceeds 55% of our full year projected Rental EBITDA as presented in our marketing materials. I would also like to add that Rental EBITDA excluding the $650,000 one-time charge discussed above in both the first and second quarters of 2008 exceeded our projected Rental EBITDA for the periods.

Based on the year-to-date actual results and the fact that we have sufficient bookings on hand as of June 30, 2008 to support our full year 2008 rental revenue projections, Essex management believes the 2008 Rental EBITDA will be as much as 8% higher than the $36.5 million previously presented in our marketing materials.

I will now turn the call back to Laurence.

Laurence Levy:
Thanks, Marty. Before opening the call up to questions, I want to thank all of you for your interest in and support of this transaction. Our optimism regarding the operations of Essex remains as strong as ever. As a result of Essex’s management’s effective execution of their focused strategic plan the company continues to generate exceptional growth in both revenues and free cash flow. This plan includes generating superior returns on investor capital, rebalancing the company’s asset portfolio to maximize utilization and rental rates, and maintaining effective cost controls. We believe that this plan will continue to result in highly attractive shareholder returns in 2008 and beyond.

Operator, we would now like to open the call up for questions.

Operator:
At this time, if you would like to ask a question, press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Your question will be taken in the order that it is received. Please standby for your first question.

And our first question will come from the line of Neil Danics with SPAC Analytics.

(Neil Danics):	Hi, good morning, everybody. Nice Q2 results. They are definitely stronger than the first quarter on all metrics. Is there a seasonality pattern where Q2 is typically stronger than Q1?

Laurence Levy:	Ron, could you address that, please?

Ron Schad:
This business has very little seasonality but there is some. Typically we do see a slight run down of projects towards the end of calendar year and then a winding back up of those. So by the time we get to second quarter we’re running at a fairly high head of steam through the remainder of the year. So I hope that answers it. But there is very little seasonality, a bit around the end of the year as people wrap up projects.

(Neil Danics):	OK. So most of this growth Q2 versus Q1 is just the changing in the mix to the larger cranes that you purchased over the past year?

Ron Schad:	The continuation of the cranes that we are bringing into the fleet, getting on rent, and the growth and rental rates of the existing rental fleets.

(Neil Danics):
OK. Good. And Laurence, I want to commend you on doing an excellent job of communicating Essex information to investors. With respect to guidance, when would you expect the company to provide 2008 guidance?

Laurence Levy:
Neil, we will address that in probably the fourth quarter of this year. And the new formulated board of Essex at that point will determine what guidance, if any, to give to the market and the timing of that.

(Neil Danics):	OK. And then a technical question, when do you expect the proxy to go definitive? And a shareholder vote to be scheduled given where you are right now at the SEC?

Laurence Levy:
That is going to be partially determined, Neil, by the speed which the SEC responds to review of our proxy statement. We are anticipating a shareholder vote somewhere in the latter part of September or possibly drifting into October, once again, depending on the SEC speed. From our perspective, we’d like to do it sooner rather than later.

(Neil Danics):	Sure. OK. Good. OK. Thank you.

Operator:	Your next question will come from the line of Scott Schneeberger with Oppenheimer.

(Scott Schneeberger):	Thanks. Good morning and congratulations on the strong performance.

Laurence Levy:	Thanks, Scott.

(Scott Schneeberger):
You’re welcome. The first question, I guess, you guys had mentioned some strong sales of used fleet, could you just address the appetite of the market abroad is that continuing to be strong? Any insight there?

Laurence Levy:	Ron, please go ahead.

Ron Schad:
We’re continuing to see strong demand, global demand, for large lattice boom crawler cranes is very strong, as you probably see in some of the manufacturer’s reports. By our standards what we call a lighter, older, capacity crane is in many markets such as India, Africa, South America a significant crane, a crane over 100-ton is large in many of those markets. So the appetite to buy those based on the shortage of supply you know the cost effectiveness of this older equipment in their fleets creates a very good buying opportunity for them in the U.S.

(Scott Schneeberger):	OK. Thanks. And I believe in your marketing pack, your average fleet age is about 19 years, and it sounds like that’s coming down. Could you give us an update there?

Ron Schad:
Yes, it‘s about 18 year and we think it’s approaching 16 or 17 years and it will continue to come down as we take these older cranes out of smaller capacity and then bring in the higher dollar newer cranes of - new cranes of large capacity. So I would expect that to continue to drift down into the low teens.

(Scott Schneeberger):
Great, thanks very much. And then, could you just give us an update, we received the overview on the end markets, could you give us some specific examples, perhaps, of cross end markets of things that you’re seeing?

Ron Schad:
Well, the end markets are very exciting. We see everything from, of course, the wind power which is greatly in the news. The offshore oil fabrication facilities that we service in the gulf coast are experiencing very high levels of demand. Petrol chemical and refinery plants because they’re operating at such high levels and, of course, the price of oil generates a need to as efficient as possible in those facilities. So we’re seeing facility upgrades and maintenance projects out of those.

But additionally then we see post Katrina work, orders for that coming in. We’ve had orders for new cranes - for crane orders, for example, a new steel mill being built in Alabama by (Tisson), a new cement plant being built in Arizona, several crane order there for us to build a new cement plant. So even on the industrial heavy construction site we’re seeing a lot of order activity that’s very positive.

(Scott Schneeberger):	It sounds good. So the net takeaway here is strong or incrementally stronger than what we’ve been seeing just a quarter ago?

Ron Schad:	Exactly, very strong, as strong or incrementally stronger than we’re seeing a quarter ago. Quoting activities continuing to increase.

(Scott Schneeberger):
Great. Thanks. And then obviously the end markets you’re serving as you just addressed appear to be very strong and we imagine that that should have some legs. Non-residential commercial construction, we’re seeing the start of a down-turn there. Power cranes don’t typically serve that market. But the - smaller non-crawler mobile cranes, what have you, there may - you know, there’s the potential that those - utilization could go down for the type of work that they do. So you see that as any type of a competitive threat? If you could just address that with some broad strokes? Thanks.

Ron Schad:
Well, I think, as we’ve seen in our marketing material and in this call, that the lighter older capacity equipment if there is exposure to a downturn in those markets that you just explained it’s in those areas because the owners of that non-crawler crane equipment also owns smaller, lighter, capacity crawler cranes. So our strategy is consistent with a protection to us from that exposure by shifting away from those markets and into the higher infrastructure demand driven markets of the newer, higher capacity cranes.

(Scott Schneeberger):
I guess, do you think anyone with excess capacity using smaller cranes would try and go upstream? You know, obviously, you’re proactively addressing this. Do you think that’s a threat? Or with your strategy, do you think that’s fairly well mitigated?

Ron Schad:
I don’t think that’s very likely for them to go up stream. I think those family owned businesses tend to be cash constrained. If you look at the backlog of the manufacturers, they would have to, even if they react today, wait a year or two or more to change the strategies. So I don’t see that as a real threat. There’s quite a bit of barrier to entry for them to do that.

(Scott Schneeberger):	Great. Thanks again, and nice job.

Ron Schad:	Thank you.

Operator:	Once again, everyone, in order to ask a question, simply press star then the number one on your telephone keypad. Your next question will come from the line of A.J. Guido with Golden Tree.

(A.J. Guido):	Hey, guys. Quick question, when you refer to your backlog, that’s just revenue you have booked for the next year? Or what is the definition of that?

Ron Schad:	Laurence, Marty or I will take that.

Laurence Levy:	Go ahead, Ron.

Ron Schad:
OK. Backlog for us is the run out of rentals of cranes we already have on rent and what we expect that run out to be. And then all new orders booked that haven’t begun, and then, of occurs, the run out of their rental.

Marty Kroll:	But we do do it only for a 12-month forward window. So if we’ve got backlog beyond the 12-month window we do not include it in the statistic.

(A.J. Guido):	And what is the length of your average rental? Is that 18 months I thought?

Marty Kroll:	No, it’s nine.

Ron Schad:
About nine is average running rental. We book orders between typically six and 18, sometimes even longer, and that’s why Marty specifies that you know we really only look at the 12-month window of that backlog.

(A.J. Guido):
One other question on your end markets. I mean, I’m actually really new to this name so I apologize if this is naïve, but do you have any concentration to certain industries or just certain - you know, is there any concentration in your end markets that you we should think about?

Ron Schad:
No. There really is very little concentration. We see typically less than five percent concentration with any one customer or one geographic market, however, you want to look at it. And then, if you look at our marketing material there’s a side on page 22 of that presentation that shows the diversity of our end markets. And that’s actually something that’s a good question, something we take very seriously. We - not only when we are out there looking for rentals but as early as when we buy equipment and enter into the fleet, the way we could figure it, what we buy, we look for that equipment, the size of that equipment to have very diverse end markets.

A good example that I often like to give out is there are larger capacity crawler cranes than we have in our fleet available from the manufacturers. Some of those are exceeding 1,000 ton capacity. We have elected no to, at this point, put those in our fleet because we think they have much narrower markets - end markets that they serve. They would serve, probably, only some of the very large power and petro chemical end markets in most cases and so don’t have the ability to diversify into all of the other end markets that we go after.

(A.J. Guido):
We’re - we kind of transitioned this name here, so if I wanted to get the marketing material or something got lost I just contact the Equity Group? Or how could I get that? Because I don’t have that presentation.

Ron Schad:	OK.

Laurence Levy:	A.J., we can get you a copy of that. We’ll contact you after this call.

(A.J. Guido):	OK. That’s all I had. Thanks, guys.

Ron Schad:	Thank you.

Marty Kroll:	Thanks.

Operator:	Your next question will come from the line of Glen Tobias with JP Morgan.

(Glen Tobias):	Good morning, guys, and congratulations.

Laurence Levy:	Good morning, Glen.

(Glen Tobias):
Clearly, at least, for a while you’ll have a lot of wind at your back. And there are opportunities to continue a very attractive orderly growth. But with the free cash flow and the dynamics being what they are, what are some of the building blocks for further growth that could be available to the company be it geographic expansion or otherwise? Could you give us some perspective on that?

Laurence Levy:
 Glen, there are a few areas that we are focused on as we move forward. The first is clearly investment - continued investments in new assets. Ron and Marty have proven an ability to generate quite remarkable returns on that additional investment and we certainly aim to continue investing at the rate of about $20 to $30 million a year of new capital.

Secondly, we do see a potential opportunity amongst our competitors. Most of our competitors have very broad ranges of cranes with significant exposure to residential and commercial construction. They’re also highly leveraged. We believe several of them over the foreseeable future are going to be in financial trouble, and we see an opportunity in the future where we can purchase just their crawler cranes out of those companies. That’s the sector we want to focus on. We think we can buy them at a discount to appraised value. We will have the strongest balance sheet in this industry and we should be in a good position to pick that up.

Domestically, we do see an opportunity to expand, for example, with a mid-Atlantic location and expand our footprint in the northeast, and we will have the capital to do that. And as we look to international markets, we see some tremendous opportunities. As you may be aware, Ron previously headed up Manitowoc’s international sales and was president of that business and as a result has tremendous contacts on a worldwide basis.

We see opportunities to potentially joint venture perhaps in India, Brazil and other growth markets internationally. We have had discussions with some of the manufacturers about this who are very excited because we do bring validation to their product when we go into these markets. And they would be very supportive of us both financially and with products to make that happen.

So we do think that there are some very good and attractive growth opportunities as we move forward then.

(Glen Tobias):	Thank you. And all of the best, guys.

Laurence Levy:	Thanks.

Operator:	Once again, to ask a question, simply press star, then number one on your telephone keypad. There are no further questions. I will now turn the conference back to management.

Laurence Levy:
Thank you all for joining us today and for your continued interest and investment in Hyde Park. If you do have any additional questions, please feel free at any time to contact me, Ed Levy, or Ron, or Marty and we look forward to speaking to you in the near future. Thanks again, and have a good day.

Ron Schad:	Thank you.

Marty Kroll:	Thank you.

Operator:	Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day.